NEWS RELEASE

Current Technology Reports Initial Contract Values in Brazil

VANCOUVER, British Columbia – October 9, 2008 – Current Technology Corporation (OTCBB: CRTCF) today reported  StarOne Telematica SA (StarOne), the 51% controlled Brazilian subsidiary of Celevoke, Inc. and the most recent entry into the fast growing Brazilian market for Telematics Solutions and Tracking Systems, within the first three months of effective operations to September 30, 2008,  has closed contracts for the provision of tracking services with a contract value of over 990,000 Brazilian Reals (approximately $550,000 USD at the exchange rates of the time).

 StarOne has already reached agreements with additional customers for a further 820,000 Brazilian Reals in contract value. It is anticipated these contracts will be formalized in the next fifteen days.  StarOne expects to close contracts worth a further 250,000 Brazilian Reals for the balance of the month of October, thus bringing the total contract value for October to over 1,070,000 Brazilian Reals (approx 450,000 US Dollars at current exchange rate).

StarOne’s program 24 Horas™ (24 hours) ensures round-the-clock service and support for its Brazilian clients requiring active, real-time information about the location and status of their mobile assets. Principal customers include local bus operators, regional trucking companies and tertiary service providers.

As part of Celevoke’s international expansion strategy, effective October 1st, 2008 Carl Ottersen, Current Technology’s Director of Business Development, has also been appointed President of StarOne . Carl obtained his official residency status in Brazil this week. This ensures seamless coordination between StarOne and Celevoke and their recently expanded management and sales operations.

Carl Ottersen has almost twenty years of broad international management experience focused on new businesses and new markets, creating and leading teams in the field to deliver consistent, profitable revenue growth for premium products and solutions. During fifteen years in the management information software industry and three years in property development, Carl developed and executed several regional multi-million dollar business acquisition, development and expansion programs; he was three times involved at a senior management level in successful IPOs.  In 2000 he co-founded and managed a business accelerator focused on Southern Europe; clients included Altavista and Engage (CMGI companies) and iBazar (bought by eBay).  The company also co-launched two Internet based services, the first for publishing authors digitally and the second for real estate agents.

More recently Carl has been engaged as a senior director for companies in the defence and security technology sectors, providing security and services to government and state organizations.  During this time he has been stationed in Afghanistan and Iraq, from whence he joined Current Technology. Fluent in numerous languages, including Portuguese, Carl received his post graduate training in the United Kingdom.

“To be able to close over $500,000 USD in contracts within three months of effective start-up is impressive,” stated Celevoke CEO Chuck Allen. “To be able to look towards almost matching that figure in October is outstanding.”

“We are all aware of the challenges fast growth brings to any operation, and StarOne has our full commitment to ensure that this fast growth is matched by our ability to supply and deliver the service our Brazilian clients expect from us,” said Current Technology CEO Robert Kramer.

“Tracking systems have been present in Brazil for some time, so Brazilian customers know what they want from a service provider.  We at StarOne have a simple goal: ensure our customers are satisfied at every point in our relationship with them.  They need us to be present locally, they need us to deliver according to their demand, they need the service to be activated and operational immediately, they want information that is more than just a dot on a map and they want proactive 24/7 support.  All of this StarOne can deliver  now,” said StarOne’s Carl Ottersen.

“As a fast growing emerging market, Brazil is a template for us in Celevoke to develop and use when entering other international markets.  We fully expect the evident success of Brazil to be replicated in other countries during 2009,” concluded Celevoke Vice-President of Business Development Brian Allen.

About Celevoke

Celevoke is poised to become a market leader in the projected $38.3 billion (by 2011) global market for Telematics (according to ABI Research), which is the integrated use of telecommunications and informatics. More specifically, it is the science of sending, receiving and storing information wirelessly via telecommunication devices. Celevoke has integrated Telematics and Global Positioning Systems (GPS) with sensing technology. This proprietary suite of hardware and software products enables users to remotely monitor, track, control and protect a wide variety of asset classes. Examples include people, automobiles and trucks, shipping containers and covert vehicles used for law enforcement and intelligence gathering in a global marketplace. Celevoke is 56% owned by Current Technology.

Forward Looking Statement

The news release contains forward-looking statements concerning the Company’s business operations, and financial performance and condition. When used in the news release the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause such differences include but are not limited to technological change, regulatory change, the general health of the economy and competitive factors. Many of these factors are beyond the Company’s control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements.

Contact:

CORPORATE:

Current Technology Corporation

Robert Kramer, 1-800-661-4247

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INVESTOR RELATIONS:

Polestar Communications

Richard Hannon, 1-866-858-4100

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Piedmont IR, LLC

Keith Fetter or Darren Bankston

678-455-3696